UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 17, 2010

ClearPoint Business Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51200	30-0429020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA 18914
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (215) 997-7710

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

ClearPoint Business Resources, Inc. (the “Company”) has previously disclosed in its reports filed with the Securities and Exchange Commission that the Company entered into a Loan Modification and Restructure Agreement dated June 20, 2008 (the “Restructure Agreement”) with Manufacturers and Traders Trust Company (“M&T”), pursuant to which the parties agreed to consolidate certain amounts owed by the Company to M&T and to permit the Company to repay such amounts (the “Deferred Obligations”) on a deferred basis.  The Deferred Obligations were initially $3 million.

In addition to repayment of the Deferred Obligations, the Restructure Agreement provides that the Company must pay M&T cash proceeds arising out of certain of its and its subsidiaries’ accounts receivable (the “Accounts”) in an amount not less than $3 million prior the earlier of the Company’s full satisfaction of its obligations owed to ComVest Capital, LLC (“ComVest”) or January 1, 2011.  In the event M&T receives less than $3 million of proceeds arising out of the Accounts, the shortfall will be added to and deemed part of the Deferred Obligations.  The terms of the Restructure Agreement provide that upon the occurrence of a default in the due observance or performance of any covenant, condition or agreement which, if capable of being cured, is not fully cured within thirty days after the occurrence thereof, and at all times thereafter during the continuance thereof, all Deferred Obligations shall be accelerated and become immediately due and payable.  As of March 17, 2010, the Deferred Obligations were approximately $3.1 million, with approximately $1.5 million due to M & T in connection with proceeds arising out of the Accounts.

On March 17, 2010, the Company received a letter from M&T (the “M&T Letter”) in connection with the Restructure Agreement.  The M&T Letter states that it serves as a notice of existence of events of default under the Restructure Agreement, including the Company’s failure to comply with its covenant to collect the Accounts, the Company’s failure to deliver certain financial information to M&T and the existence of events of default under the Company’s Amended and Restated Loan Agreement (the “Loan Agreement”) with ComVest.  In addition, M&T requested an explanation of the Company’s efforts to collect the Accounts, evidence that remittances from the Accounts were applied in accordance with the Restructure Agreement and copies of all information furnished to ComVest pursuant to the Loan Agreement.  The M&T Letter further provides that all of its rights, benefits and security against the Company in connection with such alleged defaults, including the right to accelerate the Deferred Obligations, are reserved.

An event of default under the Restructure Agreement would trigger a cross-default provision pursuant to the Loan Agreement with ComVest, unless such default is waived in writing by ComVest.  If the cross-default provision is triggered, ComVest may, among other things, declare all outstanding obligations under the Loan Agreement to be immediately due and payable.  As of March 17, 2010, the Company’s outstanding obligations under the Loan Agreement with ComVest were approximately $10.4 million, in addition to interest fees of approximately $1.1 million.

The Company’s obligations to M&T are subordinated to its obligations to ComVest pursuant to a Subordination and Intercreditor Agreement dated June 20, 2008 between ComVest and M&T.  The Company is currently discussing the M&T Letter with M&T.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ John G. Phillips
Name:	John G. Phillips
Title:	Chief Financial Officer
Date:  March 23, 2010

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